Filed pursuant to Rule 424(b)(2)
Registration Nos. 333-162193
333-162193-01

PROSPECTUS

Debt Securities

THE ROYAL BANK OF SCOTLAND N.V.
fully and unconditionally guaranteed by
ABN AMRO Holding N.V.

We, The Royal Bank of Scotland N.V., may offer from time to time debt securities that are fully and unconditionally guaranteed by ABN AMRO Holding N.V.  This prospectus describes the general terms of these securities and the general manner in which we will offer these securities.  The specific terms of any securities we offer will be included in a supplement to this prospectus.  The prospectus supplement will also describe the specific manner in which we will offer the securities.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The securities will be our unsecured obligations and will not be savings accounts or deposits of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency.

February 8, 2010

TABLE OF CONTENTS

Page

About This Prospectus	1
Where You Can Find Additional Information	2
Cautionary Statement on Forward-Looking Statements	3
Consolidated Ratios of Earnings to Fixed Charges	4
The Royal Bank of Scotland N.V. and ABN AMRO Holding N.V.	5
Use of Proceeds	6
Description of Debt Securities	7
Forms of Securities	17
The Depositary	18
Plan of Distribution (Conflicts of Interest)	20
Legal Matters	23
Experts	24
Benefit Plan Investor Considerations	25
Enforcement of Civil Liabilities	26

i

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement that we and ABN AMRO Holding N.V. filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf process, we and Holding may, from time to time, sell the debt securities and related guarantees described in the prospectus in one or more offerings in U.S. dollars, foreign currencies or foreign currency units.

This prospectus provides you with a general description of the debt securities and the related guarantees. Each time we and Holding sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information” beginning on page 2 of this prospectus.

Following the initial distribution of an offering of securities, certain affiliates of ours and Holding may offer and sell those securities in the course of their businesses as broker-dealers. Such affiliates may act as principal or agent in these transactions.  This prospectus and the applicable prospectus supplement will also be used in connection with those transactions.  Sales in any of those transactions will be made at varying prices related to prevailing market prices and other circumstances at the time of sale.

The debt securities may not be offered or sold anywhere in the world except in compliance with the requirements of the Dutch Act on Financial Supervision (Wet op het financieel toezicht) and its subordinate and implementing decrees and regulations, as amended and restated from time to time.

As used in this prospectus, the “Bank,” “we,” “us,” and “our” refer to The Royal Bank of Scotland N.V., “Holding” refers to ABN AMRO Holding N.V, and the “ABN AMRO Group” refers to Holding and its consolidated subsidiaries.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Holding is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, Holding files reports and other information with the SEC.  You may read and copy these documents at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.  Copies of this material can also be obtained from the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549 at prescribed rates.  Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room.  The SEC also maintains an Internet website that contains reports and other information regarding Holding that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This website can be accessed at www.sec.gov. You can find information Holding has filed with the SEC by reference to file number 1-14624.

This prospectus is part of a registration statement we and Holding filed with the SEC.  This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations.  You should review the information and exhibits in the registration statement for further information on us and Holding and the securities we and Holding are offering.  Statements in this prospectus concerning any document we and Holding filed as an exhibit to the registration statement or that Holding otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings.  You should review the complete document to evaluate these statements.

The SEC allows us to incorporate by reference much of the information Holding files with it, which means that we and Holding can disclose important information to you by referring you to those publicly available documents.  The information that we and Holding incorporate by reference in this prospectus is considered to be part of this prospectus.  Because we and Holding are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus.  This means that you must look at all of the SEC filings that we and Holding incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded.  This prospectus incorporates by reference the documents listed below, all subsequent Annual Reports filed on Form 20-F and any future filings we or Holding make with the SEC (including any Form 6-Ks Holding subsequently files with the SEC and specifically incorporates by reference into this prospectus) under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are identified in such filing as being specifically incorporated by reference into the Registration Statement of which this prospectus is a part until we and Holding complete our offering of the securities to be issued under the registration statement or, if later, the date on which any of our affiliates cease offering and selling these securities:

(a)	Annual Report on Form 20-F of ABN AMRO Holding N.V. for the year ended December 31, 2008, filed on March 27, 2009; and

(b)	Reports on Form 6-K of ABN AMRO Holding N.V. dated September 28, 2009 (3 reports), October 7, 2009, February 4, 2010 and February 8, 2010 (2 reports).

You may request, at no cost to you, a copy of these documents (other than exhibits not specifically incorporated by reference) by writing or telephoning us at:

The Royal Bank of Scotland N.V.
Investor Relations Department
Gustav Mahlerlaan 10
P.O. Box 283
1000 EA Amsterdam, The Netherlands
(31-20) 628-7835

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements included in this prospectus are forward-looking statements.  We and Holding also may make forward-looking statements in other documents filed with the SEC that are incorporated by reference into this prospectus.  Forward-looking statements can be identified by the use of forward-looking terminology such as “expect”, “estimate”, “project”, “anticipate”, “should”, “intend”, “plan”, “probability”, “risk”, “Value-at-Risk (“VaR”)”, “target”, “goal”, “objective”, “will”, “endeavour”, “outlook”, “optimistic”, “prospects” and similar expressions or variations on such expressions.  Forward-looking statements are based on current plans, estimates and projections, and are subject to inherent risks, uncertainties and other factors that could cause actual results to differ materially from the future results expressed or implied by such forward-looking statements.

In particular, this prospectus and certain documents incorporated by reference into this prospectus include forward-looking statements relating, but not limited, to our and Holding’s potential exposures to various types of market risks, such as counterparty risk, interest rate risk, foreign exchange rate risk and commodity and equity price risk. Such statements are subject to risks and uncertainties. For example, certain of the market risk disclosures are dependent on choices about key model characteristics and assumptions and are subject to various limitations. By their nature, certain of the market risk disclosures are only estimates and, as a result, actual future gains and losses could differ materially from those that have been estimated.

Some of the risks inherent in forward-looking statements are identified in “Section 3. Risk and Capital Management — Risk Factors” in Holding’s annual report on Form 20-F for the year ended December 31, 2008.  Other factors that could cause actual results to differ materially from those estimated by the forward looking statements contained in this prospectus and certain documents incorporated by reference into this prospectus include, but are not limited to:

·
the extent and nature of the financial crisis as it unfolds in Europe, the US and the other major markets where we and Holding operate including the effect on Holding’s capital of write downs in respect of credit market exposures;

·	risks related to Holding’s transition and separation process following its acquisition by the Consortium;

·
general economic conditions in the Netherlands and in other countries in which we and Holding have significant business activities or investments, including the United Kingdom and the United States and including the impact of recessionary economic conditions on Holding’s revenues, liquidity and balance sheet;

·	the actions taken by governments and their agencies to support individual banks and the banking system;

·	the monetary and interest rate policies of the European Central Bank, the Board of Governors of the Federal Reserve System and other G-7 central banks;

·	inflation or deflation;

·	unanticipated turbulence in interest rates, foreign currency exchange rates, commodity prices and equity prices;

·	changes in Dutch and foreign laws, regulations and taxes;

·	changes in competition and pricing environments;

·	natural and other disasters;

·	the inability to hedge certain risks economically;

·	the adequacy of loss reserves;

·	technological changes;

·	changes in consumer spending and saving habits; and

·	our and Holding’s success in managing the risks involved in the foregoing.

Factors that could also adversely affect our and Holding’s results or the accuracy of forward-looking statements in this prospectus, and the factors discussed here or in Section 3 of Holding's annual report on Form 20-F for the year ended December 31, 2008 should not be regarded as a complete set of all potential risks or uncertainties. We have economic, financial market, credit, legal and other specialists who monitor economic and market conditions and government policies and actions. However, because it is difficult to predict with complete accuracy any changes in economic or market conditions or in governmental policies and actions, it is hard for us to anticipate the effects that such changes could have on our and Holding’s financial performance and business operations.

The forward-looking statements made in this prospectus speak only as at the date of this prospectus. We and Holding do not intend to publicly update or revise these forward-looking statements to reflect events or circumstances after the date of this prospectus, and we and Holding do not assume any responsibility to do so. You should, however, take into account any further disclosures of a forward-looking nature we and Holding made in other documents filed with the SEC that are incorporated by reference into this prospectus. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth Holding’s consolidated ratios of earnings to fixed charges for the periods indicated under IFRS as issued by the IASB and adopted by the European Union.

	Six months ended June 30,	Year ended December 31,
	2009(2)	2008(2)	2007	2006	2005(3)	2004(3)
Excluding Interest on Deposits(1)	-	-	1.07	1.33	1.78	1.76
Including Interest on Deposits(1)	0.30	0.05	1.03	1.15	1.25	1.22
_____________
(1)	Deposits include bank and total customer accounts. Negative ratios have been excluded. See the consolidated financial statements incorporated by reference herein.

(2)
The earnings for the six months ended June 30, 2009 and for the year ended December 31, 2008 were inadequate to cover total fixed charges excluding interest on deposits and total fixed charges including interest on deposits.  The coverage deficiencies for total fixed charges excluding interest on deposits for the six months ended June 30, 2009 and for the year ended December 31, 2008 were €3,491 million and €15,474 million, respectively.  The coverage deficiencies for total fixed charges including interest on deposits for the six months ended June 30, 2009 and for the year ended December 31, 2008 were €3,491 million and €15,474 million, respectively.

(3)
According to IFRS the income statement figures of 2007 and 2006 have been restated for the qualifying discontinued operations arising in 2008. The 2005 and 2004 figures have not been restated for discontinued operations arising in 2008 and 2007. As a result the applicable ratios throughout the years are not comparable.

THE ROYAL BANK OF SCOTLAND N.V. AND ABN AMRO HOLDING N.V.

The Royal Bank of Scotland N.V. is the new name of ABN AMRO Bank N.V.  As discussed below, on February 6, 2010, ABN AMRO Bank N.V. changed its name to The Royal Bank of Scotland N.V.

We are an international banking group offering a wide range of banking products and financial services on a global basis.  Holding is our parent company, and its main purpose is to own us and our subsidiaries.  Holding owns 100% of our shares.  All of the debt securities issued by us hereunder after the date hereof will be fully and unconditionally guaranteed by Holding.  We and Holding are incorporated under the laws of the Netherlands as public limited liability companies.  We and Holding are separately governed by our respective Managing Boards and Supervisory Boards and we are regulated by the Dutch Central Bank.  Our and Holding’s principal executive offices are at Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands, and our and Holding’s telephone number is (31-20) 628 9393.

On October 17, 2007, RFS Holdings B.V., which at the time was owned by a consortium consisting of The Royal Bank of Scotland Group plc (“RBS”), Fortis N.V., Fortis SA/NV (“Fortis”) and Banco Santander S.A. (“Santander”), completed the acquisition of Holding.  In December 2008, the State of the Netherlands (the “Dutch State”) signed an agreement with Fortis pursuant to which it directly acquired the Fortis shareholding in RFS Holdings B.V.  RFS Holdings B.V., which is now jointly owned by RBS, the State of the Netherlands (the “Dutch State”) and Santander (the “Consortium Members”), is in the process of implementing an orderly separation of the business units of the ABN AMRO Group.  Certain other assets will continue to be shared by the Consortium Members.

On November 28, 2008, UK Financial Investments Limited (“UKFI”), which is wholly owned by the UK government, acquired approximately 57.9% of the enlarged issued ordinary share capital of RBS and £5 billion of RBS preference shares.  On January 19, 2009, RBS announced that it had reached agreement with the UK Treasury and UKFI to replace the £5 billion of RBS preference shares with new RBS ordinary shares.  Effective April 14, 2009, the £5 billion of RBS preference shares were replaced with new RBS ordinary shares, resulting in UKFI holding approximately 70.3% of the enlarged issued ordinary share capital of RBS.

On November 3, 2009 RBS announced that UKFI agreed to subscribe for additional B Shares of RBS raising UKFI’s economic interest in RBS to 84.4%, while UKFI’s ordinary shareholdings of RBS remain at 70.3%.  While B Shares are convertible into ordinary shares, UKFI has maintained its agreement not to convert its B Shares into ordinary shares to the extent its holding of ordinary shares would represent 75% or more of RBS's issued ordinary share capital.  Issuance of the additional B Shares was approved by the European Commission on December 14, 2009 and by the shareholders of RBS on December 15, 2009.

On February 6, 2010, in connection with the legal separation of the businesses that are owned by the Dutch State from the residual RBS business, ABN AMRO Bank N.V. changed its name to The Royal Bank of Scotland N.V.

The name change is not a change of the legal entity that will issue the Securities referred to herein, and it does not affect any of the terms of the Securities.  The Securities will continue to be fully and unconditionally guaranteed by The Royal Bank of Scotland N.V.’s parent company, ABN AMRO Holding N.V.

From February 6, 2010 onwards, the name “ABN AMRO Bank N.V.” will be used by a separate legal entity  that will ultimately be owned by the Dutch State.  Neither the new entity named ABN AMRO Bank N.V. nor the Dutch State, in any way, guarantees or otherwise supports the obligations under the Securities.

The Royal Bank of Scotland N.V. is also an affiliate of The Royal Bank of Scotland plc and The Royal Bank of Scotland Group plc; however, neither of these entitles nor the UK government, in any way, guarantees or otherwise supports the obligations under the Securities.

Similarly, Holding expects to change its name to “RBS Holding N.V.” in the near future.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, we will use the net proceeds from the sale of the securities we offer by this prospectus for general corporate purposes, in connection with hedging our obligations under the securities or for any other purpose described in the applicable prospectus supplement.  General corporate purposes may include additions to working capital, investments in or extensions of credit to our subsidiaries and the repayment of indebtedness.  We may temporarily invest the net proceeds or use them to repay short term debt until they are used for their stated purpose.

DESCRIPTION OF DEBT SECURITIES

The following description of debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate.  Our senior debt securities would be issued under a senior indenture dated September 15, 2006 among us, Wilmington Trust Company, as trustee, Citibank, N.A., as securities administrator, and Holding, as guarantor, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part.  Any supplemental indentures will be filed with the SEC on a Form 6-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the applicable prospectus supplement.  The indenture is qualified under the Trust Indenture Act of 1939, as amended.  The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

Because the following summaries of the material terms and provisions of the indenture and the related debt securities are not complete, you should refer to the indenture and the form of the debt securities for complete information on some of the terms and provisions of the indenture, including definitions of some of the terms used below, and the debt securities.

General

The debt securities will be our direct, unsecured and unsubordinated general obligations and will have the same rank in liquidation as all of our other unsecured and unsubordinated debt.

Guarantee

Holding will fully and unconditionally guarantee payment in full to the holders of our debt securities.  The guarantee is set forth in, and forms part of, the indenture under which our debt securities will be issued.  If, for any reason, we do not make any required payment in respect of our debt securities when due, the guarantor will cause the payment to be made to or to the order of the securities administrator on behalf of the trustee.  The guarantee will be on a senior basis.  Holders of our debt securities may sue Holding to enforce their rights under the guarantee without first suing us or any other person or entity.  Holding may, without the consent of the holders of the debt securities, assume all of our rights and obligations under the debt securities and upon such assumption, we will be released from our liabilities under the indenture and the debt securities.

Payments

We may issue debt securities from time to time in one or more series.  The provisions of the indenture allow us to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series.  The debt securities may be denominated and payable in U.S. dollars or foreign currencies.  We may also issue debt securities from time to time with the principal amount or interest payable on any relevant payment date to be determined by reference to one or more currency exchange rates, interest rates, securities or baskets of securities, commodity prices or indices or any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance.

Debt securities may bear interest at a fixed rate, which may be zero, a floating rate, or a rate which varies during the lifetime of the debt security.  Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.

Terms Specified in the Applicable Prospectus Supplement

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to any offered debt securities:

●	the specific designation;

●	the aggregate principal amount, purchase price and denomination;

●	the currency in which the debt securities are denominated and/or in which principal, premium, if any, and/or interest, if any, is payable;

●	the date of maturity;

●	the interest rate or rates or the method by which the calculation agent will determine the interest rate or rates, if any;

●	the interest payment dates, if any;

●	the place or places for payment of the principal of and any premium and/or interest on the debt securities;

●	any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

●	whether we will issue the debt securities in definitive form and under what terms and conditions;

●
the terms on which holders of the debt securities may convert or exchange these securities into or for stock or other securities of an entity unaffiliated with us, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may make the conversion or exchange;

●
information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, interest rates, securities or baskets of securities, commodities, indices or any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, to which the amount payable on that date is linked;

●	any agents for the debt securities, including applicable trustees, securities administrators, depositaries, authenticating or paying agents, transfer agents or registrars;

●	certain United States federal income tax consequences and Netherlands income tax consequences;

●	whether certain payments on the debt securities will be guaranteed under a financial insurance guaranty policy and the terms of that guaranty;

●	any applicable selling restrictions; and

●
any other specific terms of the debt securities, including any modifications to or additional events of default, covenants or modified or eliminated acceleration rights, and any terms required by or advisable under applicable laws or regulations, including laws and regulations relating to attributes required for the debt securities to be afforded certain capital treatment for bank regulatory or other purposes.

Some of the debt securities may be issued as original issue discount debt securities.  Original issue discount securities bear no interest or are issued at a price which represents a discount to their principal amount.  The applicable prospectus supplement will contain information relating to federal income tax, accounting, and other special considerations applicable to original issue discount securities.

Registration and Transfer of Debt Securities

Holders may present debt securities for exchange, and holders of registered debt securities may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement.  We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations or requirements provided in the indenture or the applicable supplemental indenture or issuer order under which that series of debt securities is issued. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities.  See “Forms of Securities.”

Covenant Restricting Mergers and Other Significant Corporate Actions

The indenture provides that neither we nor Holding will merge or consolidate with any other person and will not sell, lease or convey all or substantially all of its assets to any other person, unless:

●	we or Holding, as applicable, will be the continuing legal entity; or

●
the successor legal entity or person that acquires all or substantially all of our or Holding’s assets, as applicable (i) will expressly assume all of our or Holding’s obligations, as applicable, under the applicable indenture and the debt securities issued under the indenture, and (ii) will be incorporated and existing under the laws of the Netherlands, or a member state of the European Union or the Organization for Economic Co-Operation and Development, or, provided no adverse U.S. tax consequences to U.S. holders result therefrom, any other jurisdiction; and

●
immediately after the merger, consolidation, sale, lease or conveyance, that person or that successor legal entity will not be in default in the performance of the applicable covenants and conditions of the indenture.

Absence of Protections Against All Potential Actions of the Bank or Holding

There are no covenants or other provisions in the indenture that would afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of us or Holding or a highly leveraged transaction. The merger covenant described above would only apply if the recapitalization transaction, change of control or highly leveraged transaction were structured to include a merger or consolidation of us or Holding or a sale, lease or conveyance of all or substantially all of our or Holding’s, as the case may be, assets.  However, we may provide specific protections, such as a put right or increased interest, for particular debt securities, which we would describe in the applicable prospectus supplement.

Events of Default

The indenture provides holders of debt securities with remedies if we or Holding, as the case may be, fail to perform specific obligations, such as making payments on our debt securities, or if we or Holding, as the case may be, become bankrupt.  Holders should review these provisions and understand which of our or Holding’s actions trigger an event of default and which actions do not.  The indenture permits the issuance of debt securities in one or more series, and, in many cases, whether an event of default has occurred is determined on a series-by-series basis.

An event of default is defined under the indenture, with respect to any series of debt securities issued under the indenture, as any one or more of the following events, subject to modification in a supplemental indenture, each of which we refer to in this prospectus as an event of default, having occurred and be continuing:

●	default for more than 30 days in the payment of interest, premium or principal in respect of the debt securities of that series;

●
we or Holding, as the case may be, fail to perform or observe any other obligations applicable to us or Holding, respectively, under the debt securities of that series, and such failure has continued for a period of 60 days next following the service on us and Holding of notice requiring the same to be remedied except that the failure to file with the trustee certain information required to be filed with the trustee pursuant to the Trust Indenture Act of 1939, as amended, shall not constitute an event of default and does not give a right under the indenture to accelerate or declare any debt security issued under the indenture due and payable. Although the trustee may bring suit to enforce such filing obligation, the indenture would not provide for a remedy of acceleration in that circumstance.

●
we or Holding, as the case may be, are declared bankrupt, or a declaration in respect of us is made under Chapter X of the Act on the Supervision of the Credit System (Wet toezicht kredietwezen 1992) of The Netherlands;

●
an order is made or an effective resolution is passed for our or Holding’s winding up or liquidation, as the case may be, unless this is done in compliance with the “Covenant Restricting Mergers and Other Significant Corporate Actions” described above; or

●	any other event of default provided in the supplemental indenture or issuer order, if any, under which that series of debt securities is issued.

Acceleration of Debt Securities Upon an Event of Default

The indenture provides that, unless otherwise set forth in a supplemental indenture:

●
if an event of default occurs due to the default in payment of principal of, or any premium or interest on, any series of debt securities issued under the indenture, or due to the default in the performance or breach of any other covenant or warranty of us or Holding, as the case may be, applicable to that series of debt securities but not applicable to all outstanding debt securities issued under the indenture, other than a covenant for which the indenture specifies that violation thereof does not give a right to accelerate or declare due and payable any debt security issued under the indenture, occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series issued under the indenture, voting as one class, by notice in writing to us, may declare the principal of and accrued interest on the debt securities of such affected series (but not any other debt securities issued under the indenture) to be due and payable immediately (provided that, in the case of original issue discount debt securities, only a specified portion of the principal amount may be accelerated); and

●
if an event of default occurs due to specified events of bankruptcy of us or Holding or due to an order or effective resolution for our or Holding’s liquidation or winding up, as the case may be, or due to a default in the performance of any other of the covenants or agreements in the indenture applicable to all outstanding debt securities issued under the indenture, other than a covenant or agreement for which the indenture specifies that violation thereof does not give a right to accelerate or declare due and payable any debt security issued under the indenture, occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of all outstanding debt securities issued under that indenture for which any applicable supplemental indenture does not prevent acceleration under the relevant circumstances, voting as one class, by notice in writing to us, may declare the principal of all debt securities issued under the indenture and interest accrued on those debt securities to be due and payable immediately (provided that, in the case of original issue discount debt securities, only a specified portion of the principal amount may be accelerated).

Annulment of Acceleration and Waiver of Defaults

In some circumstances, if any and all events of default under the indenture, other than the non-payment of the principal of the debt securities that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders of a majority in aggregate principal amount of all series of affected outstanding debt securities issued under the indenture, voting as one class, may annul past declarations of acceleration or waive past defaults of the debt securities.

Indemnification of Trustee for Actions Taken on Your Behalf

The indenture provides that the trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the holders of debt securities issued under the indenture relating to the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee.  In addition, the indenture contains a provision entitling the trustee, subject to the duty of the trustee to act with the required standard of care during a default, to be indemnified to its satisfaction by the holders of debt securities issued under the indenture before proceeding to exercise any right or power at the request of holders.  Subject to these provisions and specified other limitations, the holders of a majority in aggregate principal amount of each series of outstanding debt securities of each affected series, voting as one class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.  The trustee may decline to act if the direction is contrary to law and in certain circumstances set forth in the indenture.

Limitation on Actions by You as an Individual Holder

The indenture provides that no individual holder of debt securities may institute any action against us or Holding under the indenture, except actions for payment of overdue principal and interest, unless the following actions have occurred:

●	the holder must have previously given written notice to the trustee of the continuing default;

●	the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series issued under the indenture, treated as one class, must have:

●	requested the trustee to institute that action, and

●	offered the trustee reasonable indemnity as it may require;

●	the trustee must have failed to institute that action within 60 days after receipt of the request referred to above; and

●
the holders of a majority in principal amount of the outstanding debt securities of each affected series issued under the indenture, voting as one class, must not have given directions to the trustee inconsistent with those of the holders referred to above.

The indenture contains a covenant that we will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Discharge, Defeasance and Covenant Defeasance

We and Holding each have the ability to eliminate most or all of our obligations on any series of debt securities prior to maturity if we or Holding, as applicable, comply with the following provisions:

Discharge of Indenture.  We or Holding may discharge all of our obligations, other than as to transfer and exchanges, under the indenture after we have or it has, as applicable:

●	paid or caused to be paid the principal of and interest on all of the outstanding debt securities issued under the indenture in accordance with their terms;

●	delivered to the securities administrator for cancellation all of the outstanding debt securities issued under the indenture; or

●
irrevocably deposited with the securities administrator cash or, in the case of a series of debt securities payable only in U.S. dollars, U.S. government obligations in trust for the benefit of the holders of any series of debt securities issued under the indenture that have either become due and payable, or are by their terms due and payable, or are scheduled for redemption, within one year, in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, those debt securities. However, the deposit of cash or U.S. government obligations for the benefit of holders of a series of debt securities that are due and payable, or are scheduled for redemption, within one year will discharge obligations under the applicable indenture relating only to that series of debt securities.

Defeasance of a Series of Securities at Any Time.  We or Holding may also discharge all of our obligations, other than as to transfers and exchanges, under any series of debt securities at any time, which we refer to as defeasance in this prospectus.  We and Holding may be released with respect to any outstanding series of debt securities from the obligations imposed by the covenants described above limiting consolidations, mergers, asset sales and leases, and elect not to comply with those sections without creating an event of default.  Discharge under those procedures is called covenant defeasance.

Defeasance or covenant defeasance may be effected only if, among other things:

●
we or Holding irrevocably deposit with the securities administrator cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, all outstanding debt securities of the series being defeased; and

●	we or Holding deliver to the trustee and the securities administrator an opinion of counsel to the effect that:

●
the holders of the series of debt securities being defeased will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance; and

●
the defeasance or covenant defeasance will not otherwise alter those holders’ United States federal income tax treatment of principal and interest payments on the series of debt securities being defeased; in the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of this prospectus, since that result would not occur under current tax law.

Redemptions and Repurchases of Debt Securities

Optional Redemption. The prospectus supplement will indicate the terms of our option to redeem the debt securities, if any. Unless otherwise provided in the applicable prospectus supplement, we will mail a notice of redemption by first-class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption, or within the redemption notice period designated in the applicable prospectus supplement, to the depositary, as holder of the global debt securities. The debt securities will not be subject to any sinking fund.

Repayment at Option of Holder. If applicable, the prospectus supplement relating to a debt security will indicate that the holder has the option to have us repay that debt security on a date or dates specified prior to its maturity date. Unless otherwise specified in the applicable prospectus supplement, the repayment price will be equal to 100% of the principal amount of the debt security, together with accrued interest to the date of repayment. For debt securities issued with original issue discount, the prospectus supplement will specify the amount payable upon repayment.

Unless otherwise provided in the applicable prospectus supplement, for us to repay a debt security, the securities administrator must receive the following at least 15 days but not more than 30 days prior to the repayment date:

●	the debt security with the form entitled “Option to Elect Repayment” on the reverse of the debt security duly completed; or

●
a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, or the Financial Industry Regulatory Authority or a commercial bank or trust company in the United States setting forth the name of the holder of the debt security, the principal amount of the debt security, the principal amount of the debt security to be repaid, the certificate number or a description of the tenor and terms of the debt security, a statement that the option to elect repayment is being exercised and a guarantee that the debt security to be repaid, together with the duly completed form entitled “Option to Elect Repayment” on the reverse of the debt security, will be received by the securities administrator not later than the fifth business day after the date of that telegram, telex, facsimile transmission or letter. However, the telegram, telex, facsimile transmission or letter will only be effective if that debt security and form duly completed are received by the securities administrator by the fifth business day after the date of that telegram, telex, facsimile transmission or letter.

Exercise of the repayment option by the holder of a debt security will be irrevocable. Unless otherwise specified in the applicable prospectus supplement, the holder may exercise the repayment option for less than the entire principal amount of the debt security but, in that event, the principal amount of the debt security remaining outstanding after repayment must be an authorized denomination.

Special Requirements for Optional Repayment of Global Debt Securities. If a debt security is represented by a global debt security, the depositary or the depositary’s nominee will be the holder of the debt security and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the depositary’s nominee will timely exercise a right to repayment of a particular debt security, the beneficial owner of the debt security must instruct the broker or other direct or indirect participant through which it holds an interest in the debt security to notify the depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a debt security in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the depositary.

Open Market Purchases. We may purchase debt securities at any price in the open market or otherwise. Debt securities so purchased by us may, at our discretion, be held or resold or surrendered to the securities administrator for cancellation.

Modification of the Indenture

Modification without Consent of Holders.  We, Holding, the securities administrator and the trustee may enter into supplemental indentures without the consent of the holders of debt securities issued under the indenture to:

●	secure any debt securities issued under the indenture;

●	evidence the assumption by a successor corporation of our or Holding’s, as the case may be, obligations under the indenture and the debt securities;

●	add covenants for the protection of the holders of debt securities issued under the indenture;

●
cure any ambiguity or correct or supplement any provision in the indenture that may be defective or inconsistent with other provisions, or make any other provisions as we or Holding may deem necessary or desirable, provided that no such action shall materially and adversely affect the interests of the holders of debt securities;

●	establish the forms or terms of debt securities of any series to be issued under that indenture; or

●	evidence the acceptance of appointment by a successor trustee.

Modification with Consent of Holders.  We, Holding, the securities administrator and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each affected series of outstanding debt securities issued under the indenture, voting as one class, may add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the holders of those debt securities.  However, we, Holding, the securities administrator and the trustee may not make any of the following changes to any outstanding debt security issued under the indenture without the consent of each holder of debt securities issued under the indenture that would be affected by the change:

●	extend the final maturity of the security;

●	reduce the principal amount;

●	reduce the rate or extend the time of payment of interest;

●	reduce any amount payable on redemption;

●	change the currency in which the principal, including any amount of original issue discount, premium, or interest on the security is payable;

●	modify or amend the provisions for conversion of any currency into another currency;

●	reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

●
alter the terms on which holders of the debt securities issued under the indenture may convert or exchange those debt securities for stock or other securities or for other property or the cash value of the property, other than in accordance with the antidilution provisions or other similar adjustment provisions included in the terms of those debt securities;

●	impair the right of any holder of debt securities issued under the indenture to institute suit for the enforcement of any payment on any such debt security or the guarantee when due; or

●	reduce the percentage of debt securities issued under the indenture the consent of whose holders is required for modification of the indenture.

Replacement of Debt Securities

At the expense of the holder, we will replace any debt securities that become mutilated, destroyed, lost or stolen or are apparently destroyed, lost or stolen. The mutilated debt securities must be delivered to the securities administrator or agent or satisfactory evidence of the destruction, loss or theft of the debt securities must be delivered to us, Holding, the securities administrator and the trustee and any agent. At the expense of the holder, an indemnity that is satisfactory to us and our agents, Holding, the securities administrator and the trustee and any agent may be required before a replacement note will be issued.

Notices

Notices to holders of the securities will be given by mailing such notices to each holder by first class mail, postage prepaid, or by overnight delivery, courier or facsimile, at the respective address of each holder as that address appears upon our books. Notices given to the Depositary, as holder of the registered debt securities, will be passed on to the beneficial owners of the securities in accordance with the standard rules and procedures of the Depositary and its direct and indirect participants.

Tax Redemption

Unless otherwise specified in the applicable prospectus supplement, if we are obligated to pay additional amounts under the indenture as set forth below, we may redeem, in whole but not in part, any of our debt securities issued under the indenture at our option at any time prior to maturity, upon the giving of a notice of redemption as described below, at a redemption price equal to 100% of the principal amount of those debt securities (or if the debt securities are issued with original issue discount, a portion of the principal, as specified in the applicable prospectus supplement) together with accrued interest to the date fixed for redemption and any additional amounts (as defined below), or at any redemption price otherwise specified in the applicable prospectus supplement, if we determine that, as a result of any change in or amendment to the laws affecting taxation after the date of the relevant prospectus supplement or, if applicable, pricing supplement relating thereto (or any regulations or rulings promulgated thereunder) of The Netherlands or of any political subdivision or taxing authority thereof or therein (or the jurisdiction of residence or incorporation of any successor corporation), or any change in official position regarding the application or interpretation of those laws, regulations or rulings, which change or amendment becomes effective on or after the date of the applicable prospectus supplement or, if applicable, pricing supplement relating thereto, we have or will become obligated to pay additional amounts (as defined below under “— Payment of Additional Amounts”) with respect to any of those debt securities as described below under “— Payment of Additional Amounts.”  Prior to the giving of any notice of redemption pursuant to this paragraph, we shall deliver to the trustee and the securities administrator:

●	a certificate stating that we are entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred; and

●
an opinion of independent counsel reasonably satisfactory to the trustee and the securities administrator to the effect that we are entitled to effect the redemption based on the statement of facts set forth in the certificate.

Notice of redemption will be given not less than 30 nor more than 60 days prior to the date fixed for redemption, which date and the applicable redemption price will be specified in the notice; provided that no notice of redemption shall be given earlier than 60 days prior to the earliest date on which we would be obligated to pay the additional amounts if a payment in respect of those debt securities were then due. Notice will be given in accordance with “— Notices” above.

Payment of Additional Amounts

Except to the extent otherwise specified in the applicable prospectus supplement, we will, with respect to any of our debt securities and subject to certain exceptions and limitations set forth below, pay such additional amounts (the “additional amounts”) to holders of the debt securities as may be necessary in order that the net payment of the principal of the securities and any other amounts payable on the debt securities, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by The Netherlands, or the jurisdiction of residence or incorporation of any successor corporation, or any political subdivision or taxing authority thereof or therein (a “relevant jurisdiction”), will not be less than the amount provided for in the debt securities to be then due and payable. We will not, however, be required to make any payment of additional amounts for or on account of:

●
any such tax, assessment or other governmental charge that would not have been so imposed but for (i) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder, if such holder is an estate, a trust, a partnership or a corporation) and The Netherlands and its possessions or any other relevant jurisdiction, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof, being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein, or (ii) the presentation, where presentation is required, by the holder of a debt security for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

●	any capital gain, estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or governmental charge;

●	any tax, assessment or other governmental charge that is payable otherwise than by withholding from payments on or in respect of the debt securities;

●
any tax, assessment or other governmental charge that is imposed on a payment to an individual and that is required to be made pursuant to European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income, or any law implementing or complying with, or introduced in order to conform to, such directives;

●
any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal or other amounts payable, or interest on the debt securities, to the extent that such payment can be made without such withholding by presentation of the debt securities to any other paying agent;

●
any tax, assessment or other governmental charge that would not have been imposed but for a holder’s failure to comply with a request addressed to the holder or, if different, the direct nominee of a beneficiary of the payment, to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the holder or beneficial owner of securities, if such compliance is required by statute or by regulation of the relevant jurisdiction, as a precondition to relief or exemption from such tax, assessment or other governmental charge; or

●	any combination of the items listed above;

nor shall we pay additional amounts with respect to any payment on the debt securities to a holder who is a fiduciary, an entity treated as a partnership or any other person that is not the sole beneficial owner of such debt security to the extent such payment would be required by the laws of the relevant jurisdiction to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the debt securities.

New York Law to Govern

The indenture is and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Trustee

We and our subsidiaries maintain ordinary banking relationships and custodial facilities with the trustee under the indenture and affiliates of the trustee.

FORMS OF SECURITIES

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities.  Both certificated securities in definitive form and global securities may be issued in registered form, where our and Holding’s obligation runs to the holder of the security named on the face of the security.  Definitive securities name you or your nominee as the owner of the security and, in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable.  Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities.  The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below under “—Global Securities.”

Our obligations, as well as the obligations of the trustee under the indenture and the obligations, if any, of any agents of ours or any agents of the trustee run only to the persons or entities named as holders of the securities in the security register.  Neither we nor the trustee, other agent of ours or agent of the trustee have obligations to investors who hold beneficial interest in global securities, in street name or by any other indirect means.

Upon making a payment or giving a notice to the holder as required by the terms of that security, we will have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners of beneficial interests in that security but does not do so.  Similarly, if we want to obtain the approval or consent of the holders of any securities for any purpose, we would seek the approval only from the holders, and not the indirect owners, of the relevant securities.  Whether and how the holders contact the indirect owners would be governed by the agreements between such holders and the indirect owners.

References to “you” in this prospectus refer to those who invest in the securities being offered by this prospectus, whether they are the direct holders or only indirect owners of beneficial interests in those securities.

Registered Global Securities

We may issue the registered debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or its nominee.  In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities.  Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

We anticipate that the provisions described under “The Depositary” below will apply to all depositary arrangements, unless otherwise described in the prospectus supplement relating to those securities.

THE DEPOSITARY

The Depository Trust Company, New York, New York will be designated as the depositary for any registered global security.  Each registered global security will be registered in the name of Cede & Co., the depositary’s nominee.

The depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.  The depositary holds securities deposited with it by its direct participants, and it facilitates the settlement of transactions among its direct participants in those securities through electronic computerized book-entry changes in participants’ accounts, eliminating the need for physical movement of securities certificates.  The depositary’s direct participants include both U.S. and non-U.S. securities brokers and dealers, including the agents, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own the depositary.  Access to the depositary’s book-entry system is also available to others, such as both U.S. and non-U.S. brokers and dealers, banks, trust companies and clearing corporations, such as Euroclear Bank S.A./N.V., as operator of the Euroclear System and/or Clearstream Banking S.A., that clear through or maintain a custodial relationship with a participant, either directly or indirectly.  The rules applicable to the depositary and its participants are on file with the SEC.

Purchases of the securities under the depositary’s system must be made by or through its direct participants, which will receive a credit for the securities on the depositary’s records.  The ownership interest of each actual purchaser of each security (the “beneficial owner”) is in turn to be recorded on the records of direct and indirect participants.  Beneficial owners will not receive written confirmation from the depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction.  Transfers of ownership interests in the securities are to be made by entries on the books of direct and indirect participants acting on behalf of beneficial owners.  Beneficial owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all securities deposited with the depositary are registered in the name of the depositary’s nominee, Cede & Co, or such other name as may be requested by the depositary.  The deposit of securities with the depositary and their registration in the name of Cede & Co. or such other nominee of the depositary do not effect any change in beneficial ownership.  The depositary has no knowledge of the actual beneficial owners of the securities; the depositary’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners.  The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by the depositary to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither the depositary nor Cede & Co. (nor such other nominee of the depositary) will consent or vote with respect to the securities unless authorized by a direct participant in accordance with the depositary’s procedures.  Under its usual procedures, the depositary mails an omnibus proxy to us as soon as possible after the applicable record date.  The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the securities are credited on the record date.

Redemption proceeds, distributions, and dividend payments on the securities will be made to Cede & Co or such other nominee as may be requested by the depositary.  The depositary’s practice is to credit direct participants’ accounts upon the depositary’s receipt of funds and corresponding detail information from us or any agent of ours, on the date payable in accordance with their respective holdings shown on the depositary’s records.  Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of the depositary or its nominee, the trustee, the securities administrator, any agent of ours, or us, subject to any statutory or regulatory requirements as may be in effect from time to time.  Payments of redemption proceeds, distributions, and dividend payments to Cede & Co. or such other nominee as may be requested by the depositary is the responsibility of us or of any paying agent of ours, disbursement of such payments to direct participants will be the responsibility of the depositary, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

The depositary may discontinue providing its services as depositary with respect to the securities at any time by giving reasonable notice to us or our agent.  Under such circumstances, in the event that a successor depositary is not obtained by us within 90 days, security certificates are required to be printed and delivered.  In addition, under the terms of the indenture, we may at any time and in our sole discretion decide not to have any of the securities represented by one or more registered global securities. We understand, however, that, under current industry practices, the depositary would notify its participants of our request, but will only withdraw beneficial interests from a global security at the request of each participant.  We would issue definitive certificates in exchange for any such interests withdrawn.  Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs.  It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

According to the depositary, the foregoing information relating to the depositary has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

The information in this section concerning the depositary and depositary’s book-entry system has been obtained from sources we believe to be reliable, but we take no responsibility for the accuracy thereof.  The depositary may change or discontinue the foregoing procedures at any time.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We and Holding may sell the securities being offered by this prospectus in four ways: (1) through selling agents, (2) through underwriters, (3) through dealers and/or (4) directly to purchasers.  Any of these selling agents, underwriters or dealers in the United States or outside the United States may include affiliates of ours. We and Holding are offering the securities through RBS Securities Inc. to the extent it is named in the applicable prospectus supplement.

We may designate selling agents from time to time to solicit offers to purchase these securities.  We will name any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, and state any commissions we are to pay to that agent in the applicable prospectus supplement.  That agent will be acting on a reasonable efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

If we use any underwriters to offer and sell these securities, we and Holding will enter into an underwriting agreement with those underwriters when we and they determine the offering price of the securities, and we will include the names of the underwriters and the terms of the transaction in the applicable prospectus supplement.

If we use a dealer to offer and sell these securities, we will sell the securities to the dealer, as principal, and will name the dealer in the applicable prospectus supplement.  The dealer may then resell the securities to the public at varying prices to be determined by that dealer at the time of resale.

Our net proceeds will be the purchase price in the case of sales to a dealer, the public offering price less discount in the case of sales to an underwriter or the purchase price less commission in the case of sales through a selling agent — in each case, less other expenses attributable to issuance and distribution.

Offers to purchase securities may be solicited directly by us and the sale of those securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale of those securities. The terms of any sales of this type will be described in the related prospectus supplement.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase.  Remarketing firms will act as principals for their own accounts or as agents for Holding, us or any of our subsidiaries.  These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities.  The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with Holding, us or any of our subsidiaries and will describe the remarketing firm’s compensation.  Remarketing firms may be deemed to be underwriters in connection with the securities they remarket.

In order to facilitate the offering of these securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of these securities or any other securities the prices of which may be used to determine payments on these securities.  Specifically, the underwriters may sell more securities than they are obligated to purchase in connection with the offering, creating a short position for their own accounts.  A short sale is covered if the short position is no greater than the number or amount of securities available for purchase by the underwriters under any over-allotment option.  The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing these securities in the open market.  In determining the source of securities to close out a covered short sale, the underwriters will consider, among other things, the open market price of these securities compared to the price available under the over-allotment option.  The underwriters may also sell these securities or any other securities in excess of the over-allotment option, creating a naked short position.  The underwriters must close out any naked short position by purchasing securities in the open market.  A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of these securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the underwriters may bid for, and purchase, these securities or any other securities in the open market to stabilize the price of these securities or of any other securities.  Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing these securities in the offering, if the syndicate repurchases previously distributed securities to cover syndicate short positions or to stabilize the price of these securities.  Any of these activities may raise or maintain the market price of these securities above independent market levels or prevent or retard a decline in the market price of these securities.  The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Selling agents, underwriters, dealers and remarketing firms may be entitled under agreements with us to indemnification by us against some civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize selling agents, underwriters or dealers to solicit offers by some purchasers to purchase debt securities from us at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future.  These contracts will be subject only to those conditions described in the prospectus supplement, and the prospectus supplement will state the commission payable for solicitation of these offers.

RBS Securities Inc. is an affiliate of ours and Holding.  To the extent an initial offering of the securities will be distributed by an affiliate of ours each such offering of securities will be conducted in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of securities of an affiliate.  Following the initial distribution of any of these securities, affiliates of ours may offer and sell these  securities in the course of their businesses as broker-dealers. Such affiliates may act as principals or agents in these transactions and may make any sales at varying prices related to prevailing market prices at the time of sale or otherwise.  Such affiliates may also use this prospectus in connection with these transactions.  None of our affiliates is obligated to make a market in any of these securities and may discontinue any market-making activities at any time without notice.

Underwriting discounts and commissions on securities sold in the initial distribution will not exceed 8% of the offering proceeds.

Neither RBS Securities Inc. nor any other affiliated underwriter, selling agent or dealer of ours utilized in the initial offering of securities will confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

Selling Restrictions

Public Offering Selling Restriction under the Prospectus Directive

1.      In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) we or any selling agent, underwriter or dealer has not made and will not make an offer of debt securities to the public in that Relevant Member State except that we or it may, with effect from and including the Relevant Implementation Date, make an offer of such debt securities to the public in that Relevant Member State:

(a)
if the applicable prospectus supplement and pricing supplement in relation to the debt securities specify that an offer of those debt securities may be made other than pursuant to Article 3(2) of the Prospectus Directive in that Relevant Member State (a “Non-exempt Offer”), following the date of publication of a prospectus in relation to such debt securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, provided that any such prospectus has subsequently been completed by the pricing supplement contemplating such Non-exempt Offer, in accordance with the Prospectus Directive, in the period beginning and ending on the dates specified in such prospectus or final terms, as applicable;

(b)	at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(c)
at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, all as shown in its last annual or consolidated accounts;

(d)
at any time fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of us and/or the relevant selling agent, underwriter or dealer; or

(e)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of debt securities referred to in (b) to (e) above shall require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of debt securities to the public” in relation to any debt securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the debt securities to be offered so as to enable an investor to decide to purchase or subscribe the debt securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

2.      In addition and without prejudice to the relevant restrictions set out under 1 above, Zero Coupon Notes (as defined below) in definitive form may only be transferred and accepted, directly or indirectly, within, from or into The Netherlands through the mediation of either the Bank or a member firm of Euronext Amsterdam N.V. in full compliance with the Dutch Savings Certificates Act (Wet inzake Spaarbewijzen) of 21 May 1985 (as amended) and its implementing regulations. No such mediation is required: (a) in respect of the transfer and acceptance of rights representing an interest in a Zero Coupon Note in global form or (b) in respect of the initial issue of Zero Coupon Notes in definitive form to the first holders thereof or (c) in respect of the transfer and acceptance of Zero Coupon Notes in definitive form between individuals not acting in the conduct of a business or profession, or (d) in respect of the transfer and acceptance of such Zero Coupon Notes within, from or into The Netherlands if all Zero Coupon Notes (either in definitive form or as rights representing an interest in a Zero Coupon Note in global form) of any particular Series are issued outside The Netherlands and are not distributed into The Netherlands in the course of initial distribution or immediately thereafter. As used herein “Zero Coupon Notes” are debt securities that are in bearer form and that constitute a claim for a fixed sum against the Bank and on which interest does not become due during their tenor or on which no interest is due whatsoever.

LEGAL MATTERS

Davis Polk & Wardwell LLP will pass upon the validity of the debt securities and the related guarantees with respect to United States Federal and New York law.  Clifford Chance LLP will pass upon the validity of the debt securities and the related guarantees with respect to Dutch law.  Each of Davis Polk & Wardwell LLP and Clifford Chance LLP has in the past represented Holding and its affiliates, including us, and continues to represent Holding and its affiliates on a regular basis and in a variety of matters.

EXPERTS

The consolidated financial statements as of and for the year ended December 31, 2008,  and the retrospective adjustments to the 2007 and 2006 financial statements incorporated by reference in this prospectus, and the effectiveness of Holding’s internal control over financial reporting have been audited by Deloitte Accountants B.V., an independent registered public accounting firm, as stated in their reports incorporated in this prospectus by reference to Holding’s Report on Form 6-K dated September 28, 2009 (which reports (1) express an unqualified opinion on the 2008 financial statements and include an explanatory paragraph stating that the consolidated financial statements for 2007 and 2006 before the effects of the retrospective adjustments noted therein were audited by other auditors whose report expressed an unqualified opinion, (2) express an unqualified opinion on the retrospective adjustments to the 2007 and 2006 financial statements, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting).  Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Holding as of and for the years ended December 31, 2007 and 2006, incorporated in this prospectus by reference to Holding’s Annual Report on Form 20-F for the year ended December 31, 2008, as amended by Holding’s Report on Form 6-K dated September 28, 2009, have been so incorporated in reliance on the report of Ernst & Young Accountants LLP, independent registered public accounting firm, as stated in their report incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given on the authority of the firm as experts in accounting and auditing.

BENEFIT PLAN INVESTOR CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Internal Revenue Code of 1986, (the “Code”), impose certain requirements on (a) employee benefit plans subject to Title I of ERISA, (b) individual retirement accounts, Keogh plans or other arrangements subject to Section 4975 of the Code, (c) entities whose underlying assets include “plan assets” by reason of any such plan’s or arrangement’s investment therein (we refer to the foregoing collectively as “Plans”) and (d) persons who are fiduciaries with respect to Plans.  In addition, certain governmental, church and non-U.S. plans (“Non-ERISA Arrangements”) are not subject to Section 406 of ERISA or Section 4975 of the Code, but may be subject to other laws that are substantially similar to those provisions (each, a “Similar Law”).

In addition to ERISA’s general fiduciary standards, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, i.e., “parties in interest” as defined in ERISA or “disqualified persons” as defined in Section 4975 of the Code (we refer to the foregoing collectively as “parties in interest”) unless exemptive relief is available under an exemption issued by the U.S. Department of Labor.  Parties in interest that engage in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code.  We, and our current and future affiliates, including RBS Securities Inc., may be parties in interest with respect to many Plans.  Thus, a Plan fiduciary considering an investment in debt securities should also consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or Section 4975 of the Code.  For example, the debt securities may be deemed to represent a direct or indirect sale of property, extension of credit or furnishing of services between us and an investing Plan which would be prohibited if we are a party in interest with respect to the Plan unless exemptive relief were available under an applicable exemption.

In this regard, each prospective purchaser that is, or is acting on behalf of, a Plan, and proposes to purchase debt securities, should consider the exemptive relief available under the following prohibited transaction class exemptions, or PTCEs: (A) the in-house asset manager exemption (PTCE 96-23), (B) the insurance company general account exemption (PTCE 95-60), (C) the bank collective investment fund exemption (PTCE 91-38), (D) the insurance company pooled separate account exemption (PTCE 90-1) and (E) the qualified professional asset manager exemption (PTCE 84-14).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide a limited exemption for the purchase and sale of debt securities and related lending transactions, provided that neither the issuer of the debt securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption”).  There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the debt securities.

Unless the applicable prospectus supplement explicitly provides otherwise, each purchaser or holder of a debt security, and each fiduciary who causes any entity to purchase or hold a debt security, shall be deemed to have represented and warranted, on each day such purchaser or holder holds such debt securities, that either (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing or holding debt securities on behalf of or with the assets of any Plan or Non-ERISA arrangement; or (ii) its purchase, holding and subsequent disposition of such debt securities shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law.

Fiduciaries of any Plans and Non-ERISA Arrangements should consult their own legal counsel before purchasing the debt securities.  We also refer you to the portions of the offering circular addressing restrictions applicable under ERISA, the Code and Similar Law.

Each purchaser of a debt security will have exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the debt security does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law.  Nothing herein shall be construed as a representation that an investment in the debt securities would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

Please consult the applicable prospectus supplement for further information with respect to a particular offering and, in certain cases, further restrictions on the purchase or transfer of the debt securities.

ENFORCEMENT OF CIVIL LIABILITIES

We and Holding are organized under the laws of The Netherlands and the members of our and Holding’s Supervisory Board, with one exception, and our and Holding’s Managing Board are residents of The Netherlands or other countries outside the United States. Although we and some of our affiliates have substantial assets in the United States, substantially all of our and Holding’s assets and the assets of the members of the respective Supervisory Boards and Managing Boards are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us, Holding or these persons or to enforce against us, Holding or these persons judgments of U.S. courts predicated upon the civil liability provisions of U.S. securities laws. The United States and The Netherlands do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon U.S. federal securities laws, would not be enforceable in The Netherlands. However, if the party in whose favor such judgment is rendered brings a new suit in a competent court in The Netherlands, that party may submit to a Dutch court the final judgment which has been rendered in the United States, in which case the Dutch court may give such effect to this judgment as it deems appropriate. If the Dutch court finds that the jurisdiction of the federal or state court in the United States has been based on grounds that are internationally acceptable and that the final judgment concerned results from proceedings compatible with Dutch concepts of due process, to the extent that the Dutch court is of the opinion that reasonableness and fairness so require, the Dutch court would, in principle, under current practice, recognize the final judgment that has been rendered in the United States and generally grant the same claim without relitigation on the merits, unless the consequences of the recognition of such judgment contravene public policy in The Netherlands or conflicts with an existing Dutch judgment.